                                 EXHIBIT 10.12

===============================================================================
                            STOCK PURCHASE AGREEMENT
===============================================================================

                                     Among

                           Larizza Industries, Inc.,
                        an Ohio corporation ("Seller")

                                    - and -

                       General Nuclear Acquisition Corp.,
                     a Pennsylvania corporation ("Buyer")

                                    - and -

                             General Nuclear Corp.,
                       a Pennsylvania corporation ("GNC")

                               As of June 1, 1995

                                     INDEX


SECTION                                                                    PAGE
-------                                                                    ----
1.      SALE AND PURCHASE OF SHARES                                          1

        1.1     Agreement to Purchase and Sell Shares                        1
        1.2     Purchase Price and Payment                                   1
        1.3     The Closing                                                  2

2.      REPRESENTATIONS AND WARRANTIES                                       2

        2.1     Representations and Warranties of Seller                     2
                2.1.1  Organization and Qualification                        2
                2.1.2  Authority Relative to This Agreement                  2
                2.1.3  Consents and Approvals; No Violation                  2
                2.1.4  Capitalization                                        3
                2.1.5  Title to Shares                                       3
                2.1.6  Rights to Acquire Shares                              3
                2.1.7  Tax Liabilities                                       3
                2.1.8  Litigation and Claims                                 3
        2.2     Representations and Warranties of Buyer                      4
                2.2.1  Organization and Qualification                        4
                2.2.2  Authority Relative to This Agreement                  4
                2.2.3  Consents and Approvals; No Violation                  4
                2.2.4  Financial Capacity                                    5
                2.2.5  Investment Intent and Access to Information           5
                2.2.6  Accredited Investor                                   5
                2.2.7  Licenses                                              5
                2.2.8  Litigation and Claims                                 5
                2.2.9  Performance of Obligations                            6
                2.2.10 Access for Audit                                      6
                2.2.11 Disclosure of Material Fact                           6

3.      COVENANTS BEFORE CLOSING                                             6

        3.1     Covenants of Seller
                3.1.1  Approval of Sale of Purchased Assets                  6
                3.1.2  Consents                                              6
                3.1.3  Delivery of Books and Records                         6
        3.2     Covenants of GNC and Buyer                                   7
                3.2.1  Confidentiality                                       7
                3.2.2  Approval of Sale of Purchased Assets                  7
                3.2.3  INTENTIONALLY OMITTED                                 7
                3.2.4  Consents                                              7

                                      (i)

SECTION                                                                                PAGE
-------                                                                                ----
                3.2.5   Further Assurances                                              7
                3.2.6   Tax Matters                                                     7

4.      CONDITIONS TO CLOSING                                                           8

        4.1     Conditions to Buyer's Obligations                                       8
                4.1.1   Accuracy of Seller's Representations and Warranties             8
                4.1.2   Compliance with Covenants                                       8
                4.1.3   No Material Casualty                                            8
                4.1.4   No Material Litigation                                          8
                4.1.5   No Bankruptcy                                                   8
                4.1.6   Resignations                                                    8
        4.2     Conditions to Seller's Obligations                                      8
                4.2.1   Accuracy of Buyer's Representations and Warranties              8
                4.2.2   Compliance with Covenants                                       8
                4.2.3   Certificate of Buyer and Officers                               8
                4.2.4   No Material Casualty                                            9
                4.2.5   No Material Litigation                                          9
        4.3     Buyer's Remedy for Failure of Condition                                 9
        4.4     Seller's Remedy for Failure of Condition                                9

5.      WARRANTIES; INDEMNIFICATION                                                     9

        5.1     Survival                                                                9
        5.2     Indemnity by Seller                                                     9
        5.3     Indemnity by Buyer                                                      10
        5.4     Defense of Claims                                                       10
        5.5     Limitation of Liability                                                 11
                5.5.1   Seller's Limits                                                 11
                5.5.2   Buyer's Limits                                                  11

6.      OTHER COVENANTS AND AGREEMENTS                                                  11

        6.1     Sale Restriction                                                        11
        6.2     Performance of Obligations                                              11
        6.3     Brokerage                                                               11
        6.4     Expenses                                                                12
        6.5     No Disclosures                                                          12
        6.6     Plant Closing Liability                                                 12
        6.7     Books and Records                                                       12

7.      MISCELLANEOUS                                                                   12

        7.1     Notices                                                                 12

                                     (ii)


Section                                                        Page
-------                                                        ----

        7.2   Entire Agreement                                  13
        7.3   Waivers and Amendments                            13
        7.4   Governing Law and Forum                           13
        7.5   Variations in Pronouns                            14
        7.6   Counterparts                                      14
        7.7   Exhibits                                          14
        7.8   Headings                                          14
        7.9   Binding Effect                                    14
        7.10  Severability                                      14
        7.11  Survival of Provision                             14
        7.12  Acknowledgement                                   14



                                     (iii)

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 1, 1995, among Larizza Industries, Inc., an Ohio corporation ("Seller") and General Nuclear Acquisition Corp, a Pennsylvania corporation ("Buyer").


                                    RECITALS


        A. Seller is the owner of all of the issued and outstanding capital stock of General Nuclear Corp., a Pennsylvania corporation ("GNC").

        B. GNC is engaged in the business of manufacturing high precision valves, valve components and specialized fasteners for the cooling systems of nuclear reactors used in the United States Navy Nuclear submarines and air craft carriers (the "Business").

        C. Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all of the issued and outstanding shares of GNC's capital stock upon the terms and conditions set forth in this Agreement.

        THEREFORE, the parties agree as follows:

1.      SALE AND PURCHASE OF SHARES.

        1.1 Agreement to Purchase and Sell Shares. Upon the terms and/ subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3), Seller shall sell and deliver to Buyer, and Buyer shall buy from Seller, 7,544 Common Shares and 11,316 Preferred Shares of GNC constituting all of the issued and outstanding capital stock of GNC (the "Shares"). The certificates for the Shares shall, when so delivered by Seller, be duly endorsed for transfer to Buyer, or have an executed stock power endorsed to Buyer attached to the certificate.

        1.2 Purchase Price and Payment. Subject to the adjustment provisions contained in Section 1.2(c), the purchase price (the "Purchase Price") for the shares shall be as follows:

             (a) $1,242,642 payable by wire transfer delivered by Buyer to Seller at the Closing; and

             (b) Within 30 days after the Closing, Seller will determine the net cash transfer since May 17, 1995 through the Closing (the "Period") from Seller to GNC or from GNC to Seller, as the case may be. If based upon the Seller's calculation, the Seller has contributed to GNC net cash during the Period, the Buyer shall pay the amount of such net cash to Seller immediately in cash. If based upon the Seller's calculation, GNC has paid to Seller net cash during the Period, Seller shall pay Buyer the amount of the net cash immediately in cash.

Buyer acknowledges and agrees that Seller's agreement to sell the Shares to Buyer is in reliance upon, and conditioned upon, GNC retaining all of its liabilities and obligations, which constitutes part of the Purchase Price. The obligations which remain with GNC include the performance of ongoing contracts. Buyer also acknowledges and agrees that the Purchase Price was based upon and reflects GNC's retention and performance of such liabilities and obligations.

        1.3 The Closing. The sale and purchase of the Shares pursuant to this Agreement shall be closed and consummated (the "Closing") at 9:00 a.m. at the offices of Seller, 201 W. Big Beaver Road, Suite 1040, Troy, Michigan 48084, on June 1, 1995, or at such other time and place as may be mutually agreeable to the parties hereto (the "Closing Date"). At the Closing, Seller shall deliver the Shares pursuant to Section 1.1, Buyer shall pay $1,242,642 to Seller, and Buyer and Seller shall comply with the applicable covenants and conditions to closing set forth in Sections 3 and 4.


2.      REPRESENTATIONS AND WARRANTIES.

        2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer the following as of the date of this Agreement and as of the Closing Date.

                2.1.1 Organization and Qualification. Seller and GNC are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. GNC has all requisite corporate power and authority to own, lease, and operate its assets, properties and Business and to carry on its Business as now being conducted. GNC is duly qualified and is in good standing in each jurisdiction in which the nature or conduct of its Business or the character or location of its properties (owned or leased) makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on the Business.

                2.1.2 Authority Relative to This Agreement. Seller has full corporate power and authority to enter into and perform this Agreement. The execution and performance by Seller of this Agreement have been duly and validly authorized on behalf of Seller by its Board of Directors. No other corporate action by Seller is necessary to authorize Seller's execution and performance of this Agreement. This Agreement has been fully and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

                2.1.3 Consents and Approvals; No Violation. Except for any consents required under customer and supplier purchase orders, government contracts, service agreements, software licenses, insurance policies, employee benefit plans, employment agreements, agreements with sales representatives, licenses and permits and real and personal property leases and in connection with any customer-owned tooling, designs or drawings (which consents the parties acknowledge are not being obtained and which are hereby waived), and except as set forth in the attached Exhibit 2.1.3, neither the execution nor the performance by Seller of this Agreement, (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, the absence of which would have a material adverse effect on the Business, (b) will conflict with, or breach any provision of, the Articles of Incorporation, regulations or bylaws of Seller or GNC, (c) will conflict with, in any material respect, violate or breach, in any material respect, any provision of, or require the consent of any governmental agency or body or any third party, the absence of which would have a material adverse effect on the Business, under, any of the provisions of any material authorization or order of any governmental agency or body or any third party, or any material note, lease, agreement or other instrument or obligation to which Seller or GNC is a party, or by which either of them or any of GNC's properties or assets may be bound, or (d) will violate, in any material respect, any material order, injunction, or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to Seller, GNC or the Shares.

                2.1.4 Capitalization. The authorized capital stock and the outstanding capital stock of GNC are as listed on the attached
        Exhibit 2.1.4. The shares described on Exhibit 2.1.4 represent all of the issued and outstanding shares of capital stock of GNC of any class or nature whatsoever. All of the outstanding common shares of GNC are validly issued, fully paid, nonassessable, and free of exercisable preemptive rights.

                2.1.5 Title to Shares. On the date of the Closing, Seller shall have good title to all of the Shares, free and clear of all pledges, liens, encumbrances, security interests, warrants, calls, commitments, subscriptions, agreements, voting trusts or agreements, proxies, unpaid taxes, claims and options of whatever nature.

                2.1.6 Rights to Acquire Shares. There is no oral or written subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement relating to the issuance, sale, delivery or transfer by GNC or by Seller, of the capital stock of GNC, including any rights of conversion or exchange under any outstanding security or any other instruments.

                2.1.7 Tax Liabilities. GNC has filed all federal tax returns required to be filed by it. All such tax returns are true and correct in all material respects. Except as set forth on the attached
        Exhibit 2.1.7, GNC has paid all federal taxes that have become due. GNC has properly withheld from the salaries, wages or other compensation paid or payable to its officers, employees or other persons, and has paid to the appropriate federal taxing authorities, all amounts required to be withheld therefrom under applicable laws, rules or regulations. Seller shall file, at its expense, the federal tax returns due for GNC for the period through the Closing Date as part of the consolidated return being filed for Seller and shall pay all federal taxes that may be due based upon those income tax returns. Buyer shall be responsible for filing any and all federal tax returns for GNC for the period commencing on the Closing Date and for filing any and all state and local tax returns which become due after the Closing Date and for the payment of all taxes in respect thereof.

                2.1.8 Litigation and Claims. There is no action, lawsuit, or proceeding pending or threatened, nor is there any claim or investigation against Seller in any court or before any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator that would preclude Seller from consummating the transactions contemplated by this Agreement, preclude Seller from performing all of the obligations assumed by it under this Agreement, or materially adversely affect Seller from performing all of the obligations assumed under this Agreement. Seller is not subject to any consent decree, order, writ, decree, injunction, judgment or other finding or determination of any court or before any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with any such proceeding to which Seller is an affected party and which is applicable to Seller's consummation of the transactions contemplated by this Agreement or its performance of this Agreement.

        2.2 Representations and Warranties of Buyer. Buyer and GNC, jointly and severally, represent and warrant to Seller the following as of the date of this Agreement and as of the Closing Date:

                2.2.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Buyer has all requisite corporate power and authority to own, lease and operate its assets, properties and business and the Shares and the Business and to carry on its business and the Business as now being conducted. Buyer is duly qualified and is in good standing in each jurisdiction in which the nature or conduct of its business or the character or location of its properties (owned or leased) makes such qualification necessary, except where failure to be so qualified would not have a material adverse effect on its business.

                2.2.2 Authority Relative to This Agreement. Buyer and GNC have full corporate power and authority to enter into and perform this Agreement. The execution and performance by Buyer and GNC of this Agreement have been duly and validly authorized on behalf of Buyer and GNC by their respective Boards of Directors and, if necessary, their respective shareholders. No other corporate action by Buyer or GNC is necessary to authorize Buyer's and GNC's, as applicable, execution and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and when executed and delivered by Buyer and GNC, as applicable, will constitute, a valid and binding agreement of Buyer and GNC, as applicable, enforceable against Buyer and GNC, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance laws or other similar laws relating to creditors' rights and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings may be brought.

                2.2.3 Consents and Approvals; No Violation. Except as set forth in the attached Exhibit 2.2.3, neither the execution nor the performance by Buyer of this Agreement to which it is a party, (a) will require any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity, the absence of which would have a material adverse effect on Buyer's business, (b) will conflict with, or breach any provision of, the Articles of Incorporation or bylaws of Buyer, (c) will conflict with, in any material respect, violate or breach, in any material respect, any provision of, or require the consent of any governmental agency or body or any third party, the absence of which would have a material adverse effect on Buyer's business, under, any of the provisions of any material authorization or order of any governmental agency or body or any third party, or any material note, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, or (d) will violate, in any material respect, any material order, injunction, or arbitration award, or any statute, rule, regulation or ruling of any court or governmental authority, United States or foreign, applicable to Buyer or to any of its properties or assets.

                2.2.4 Financial Capacity. Buyer has the financial capacity to consummate the transactions contemplated by this Agreement to which it is a party, including those arising after the Closing Date. Buyer is and shall be on and after the Closing, capitalized with at least $150,000 in cash contributed by Buyer's shareholders as equity.

                2.2.5 Investment Intent and Access to Information. Buyer is acquiring the Shares under this Agreement for its own account, for investment, and not with a present intention of, or a view to, or for, the sale or distribution of all or any portion of the Shares, except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 144 under the Act, or pursuant to an exemption from registration under the Act. Buyer acknowledges that the Shares will not be registered under the Act or under applicable state securities laws and are "restricted securities" with limits on transferability under the Act and applicable state securities laws. Seller may place a legend on the Shares delivered to Buyer setting forth such restrictions. At all times following its initial contract with Seller pertaining to the Shares, Seller has made available to Buyer the opportunity to ask questions of, and receive answers from, Seller, GNC and persons acting on their behalf concerning the terms and conditions of the transactions contemplated by this Agreement and concerning Seller and GNC, and to obtain any additional information, to the extent Seller or GNC possessed such information or could acquire it without unreasonable effort or expense, that was necessary to verify the information furnished about the foregoing to Buyer by Seller or GNC.

                2.2.6 Accredited Investor. Buyer has such knowledge and experience in financial and business matters and of the Business that it is capable of evaluating the merits and risks of the purchase of the Shares.

                2.2.7 Licenses. Prior to the Closing, Buyer shall have obtained all licenses, permits, bonds, certifications, registrations, authorizations and approvals (collectively "Approvals") necessary to Buyer's ownership of GNC. Buyer has never been denied, and has no reason to believe that it would be denied, any such Approval.

                2.2.8 Litigation and Claims. There is no action, lawsuit, or proceeding pending or threatened, nor is there any claim or investigation against Buyer in any court or before any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator that would preclude Buyer from consummating the transactions contemplated by this Agreement, preclude Buyer from performing all of the obligations assumed by it under this Agreement, or materially adversely affect Buyer from performing all of the obligations assumed under this Agreement. Buyer is not subject to any consent decree, order, writ, decree, injunction, judgment or other finding or determination of any court or before any Federal, State, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with any such proceeding to which Buyer is an affected party and which is applicable to Buyer's consummation of the transactions contemplated by this Agreement or its performance of this Agreement.

                2.2.9 Performance of Obligations. Buyer has all necessary and appropriate power, capacity and authority to, and Buyer shall, cause GNC to perform all obligations and responsibilities retained by GNC pursuant to this Agreement or otherwise.

                2.2.10 Access for Audit. Before the date of this Agreement, Seller caused, and Buyer acknowledges that Seller caused, its and GNC's officers, directors, employees and agents, to give Buyer and its officers, employees, counsel, accountants, agents and other authorized representatives full access during normal business hours to all of the facilities, assets, properties, books of account, leases, agreements, commitments, records and personnel of GNC requested by Buyer, and to furnish Buyer or its representatives with all such information concerning GNC as Buyer requested so that Buyer had a full opportunity to make a full business, financial, accounting and legal audit of the business and affairs of GNC.

                2.2.11 Disclosure of Material Fact. Buyer has disclosed to Seller all material facts with respect to its business. The representations and warranties of Buyer contained in this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

        2.3 Facts Within GNC's and/or Buyer's Knowledge. Buyer acknowledges that, (a) its principals have been operating GNC over the past several years,
(b) Buyer and its principals are fully knowledgeable of all aspects of GNC's financial condition, operations and business, (c) Buyer and its principals are not relying on any representation or warranty by Seller or any of its officers except those which are expressly made in this Agreement, and (d) Seller shall not be required to indemnify Buyer or otherwise be responsible to Buyer for breach of any representation, warranty or covenant, which is contrary to facts known or which should have been known to GNC and/or Buyer, or to their respective officers, directors, shareholders or principals.

3.      COVENANTS BEFORE CLOSING.

        3.1  Covenants of Seller.

                3.1.1 Approval of Sale of Purchased Assets. Seller shall cause its Board of Directors to approve this Agreement and the sale of the Shares and other transactions contemplated by this Agreement and shall provide evidence of such approvals to Buyer at the Closing.

                3.1.2 Consents. On or before the Closing Date, Seller shall obtain all of the consents and approvals required to be set forth in
        Exhibit 2.1.3. Seller shall deliver evidence of such consents to Buyer on or before the Closing.

                3.1.3 Delivery of Books and Records. Seller shall deliver all of GNC's books and records to Buyer at the Closing. Buyer shall allow Seller access to such books and records, during Buyer's normal business hours upon reasonable advance notice from Seller to Buyer.

        3.2 Covenants of GNC and Buyer. GNC and Buyer, jointly and severally, covenant as follows:

                3.2.1 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer will, and will require its agents and employees to, hold in confidence, and will not disclose or use to compete with Seller or GNC, any confidential or proprietary information of Seller or GNC disclosed to Buyer in connection with its investigation of Seller and GNC or otherwise, subject to any legal requirement that Buyer disclose such information. If for any reason the Closing does not occur by the Closing Date, Buyer will promptly surrender to Seller all information of Seller or GNC disclosed to Buyer in connection with its investigation of GNC or otherwise and all copies of the foregoing and Buyer shall continue to be bound by the covenant in the previous sentence, it being understood that, until the Closing, if any, all such confidential information is the property of Seller and GNC and not of Buyer.


                3.2.2 Approval of Sale of Purchased Assets. Buyer shall cause its Board of Directors and, if necessary, shareholders to approve this Agreement and the purchase of the Shares and the purchase of the Shares and other transactions contemplated by this Agreement and shall provide evidence of such approvals to Seller at the Closing.

                3.2.3  [INTENTIONALLY OMITTED.]

                3.2.4  Consents. On or before the Closing Date, Buyer shall obtain all of the consents and approvals required to be set forth in
        Exhibit 2.2.3. Buyer shall deliver evidence of such consents to Seller on or before the Closing.

                3.2.5 Further Assurances. Buyer will promptly prepare, execute and deliver to Seller such lists, instruments and documents and cooperate with Seller in such other respects as Seller may from time to time, before or after the Closing, reasonably request.

                3.2.6 Tax Matters. At Seller's option, Buyer shall join with Seller in making an Internal Revenue Code Section 338(h)(10) election to treat the purchase and sale of the Shares as a purchase and sale of the assets of GNC for federal income tax purposes. At the Closing, Buyer shall execute an Internal Revenue Service Form 8023 or such other form or document as may be necessary to facilitate a Section 338(h)(10) election. If Seller exercises its option to make a Section 338(h)(10) election, Buyer agrees to take all actions (and to cause GNC to take all actions) which are necessary or proper to effect and implement such election including, without limitation, (a) filing all federal income tax returns in accordance with purchase price allocations prepared by Seller in the manner required by the Internal Revenue Code and the Treasury regulations thereunder, (b) attaching a copy of the Form 8023 (and all other information required by the Treasury regulations) to the first federal income tax return of or including GNC due after the Closing, and (c) providing Seller all information relating to post-closing events which directly or indirectly impact the tax consequences of the election.

4.      CONDITIONS TO CLOSING.

        4.1 Conditions to Buyer's Obligations. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided, that Buyer may waive the satisfaction of any such condition:

             4.1.1 Accuracy of Seller's Representations and Warranties. Subject to the provisions of Section 2.3, the representations and warranties made by Seller in Section 2.1 shall be true, accurate and correct, in all material respects, at and as of the Closing Date.

             4.1.2 Compliance with Covenants. The covenants required to be performed by Seller before the Closing pursuant to Section 3.1 shall have been so performed, in all material respects, on or before the Closing Date.

             4.1.3 No Material Casualty. There shall have been no material loss, damage or casualty to GNC's assets between the date of this Agreement and the Closing Date.

             4.1.4 No Material Litigation. No action or proceeding shall have been instituted or adversely concluded by any governmental instrumentality, agency, or other person before any court or governmental agency which has restrained, prevented, or conditioned the consummation of the transactions contemplated by this Agreement.

             4.1.5 No Bankruptcy. None of GNC, Seller or any of their affiliates shall be the subject of any bankruptcy or similar proceeding on or before the Closing Date.

             4.1.6 Resignations. Resignations of all current officers and directors of GNC shall have been submitted to Buyer on or before the Closing Date.

        4.2 Conditions to Seller's Obligations. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided, that Seller may waive the satisfaction of any such condition.

             4.2.1 Accuracy of Buyer's Representations and Warranties. The representations and warranties made by Buyer in Section 2.2 shall be true, accurate and correct, in all material respects, at and as of the Closing Date.

             4.2.2 Compliance with Covenants. The covenants required to be performed by Buyer before the Closing, pursuant to Section 3.2, shall have been performed, in all material respects, on or before the Closing Date, and Buyer shall have delivered evidence of such compliance to Seller on the Closing Date.

             4.2.3 Certificate of Buyer and Officers. Buyer shall have delivered to Seller a Certificate, dated as of the Closing Date, signed by Buyer and the chief executive and principal financial officers of Buyer, certifying as to the fulfillment of the conditions specified in Sections 4.2.1 and 4.2.2 in the form attached as Exhibit 4.2.3.

                4.2.4 No Material Casualty. There shall have been no material loss, damage, or casualty to GNC's assets between the date of this Agreement and the Closing Date.

                4.2.5 No Material Litigation. No action or proceeding shall have been instituted or adversely concluded by any governmental instrumentality, agency or other person before any court or governmental agency which has restrained, prevented or conditioned the consummation of the transactions contemplated by this Agreement.

        4.3 Buyer's Remedy for Failure of Condition. If any condition to Buyer's obligations under this Agreement as set forth in Section 4.1 is not met on or before the Closing Date, or if the transactions contemplated by this Agreement are not consummated on or before the Closing Date for any other reason (except for a failure of a condition to Seller's obligations as set forth in Section 4.2), Buyer may terminate this Agreement by written notice to Seller. This remedy shall be in addition to, and not in lieu of, any other right or remedy of Buyer against Seller for breach of, or for failure to close, this Agreement, including, without limitation, Buyer's right to specific performance, damages or both. Buyer has and will expend substantial time and money based on this Agreement, and Buyer's damages for Seller's failure to close this Agreement or for Seller's breach of any term, provision, condition or covenant of this Agreement would include any costs or expenses incurred by Buyer in connection with the preparation of this Agreement. Buyer may not recover in excess of $100,000 in damages from Seller if the transactions contemplated by this Agreement are not consummated.

        4.4 Seller's Remedy for Failure of Condition. If any condition to Seller's obligations under this Agreement as set forth in Section 4.2 is not met on or before the Closing Date, or if the transactions contemplated by this Agreement are not consummated on or before the Closing Date for any other reason (except for a failure of a condition to Buyer's obligations as set forth in Section 4.1), Seller may terminate this Agreement by written notice to Buyer. This remedy shall be in addition to, and not in lieu of, any other right or remedy of Seller against Buyer for breach of, or for failure to close, this Agreement, including, without limitation, Seller's right to specific performance, damages or both. Seller has and will expend substantial time and money based on this Agreement, and Seller's damages for Buyer's failure to close this Agreement or for Buyer's breach of any term, provision, condition or covenant of this Agreement would include any costs or expenses incurred by Seller in connection with the preparation of this Agreement. Seller may not recover in excess of $100,000 in damages from Buyer if the transactions contemplated by this Agreement are not consummated.

5.      WARRANTIES; INDEMNIFICATION.

        5.1 Survival. Subject to Section 5.5, all representations, warranties, covenants, indemnifications and agreements of Buyer, GNC and Seller contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date:

        5.2 Indemnity by Seller. Subject to Section 5.5, Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, and any parent, subsidiary or affiliate of Buyer and Buyer's officers, directors, shareholders, agents, employees and representatives (collectively, "Buyer's Affiliates") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees and costs and expenses incident to proceedings, investigations or the defense of any claims (collectively, "Losses"), incurred by, imposed upon or asserted against Buyer or Buyer's Affiliates, arising from, or attributable to, a breach of, or failure to perform any of Seller's representations, warranties, covenants or agreements contained in this Agreement or in any of the documents executed in connection with this Agreement, except as otherwise provided in Section 2.3.

        5.3 Indemnity by Buyer. Subject to Section 5.5, Buyer and GNC, jointly and severally, shall indemnify, defend and hold harmless Seller, its successors and assigns, and any parent, subsidiary or affiliate of Seller and any of Seller's officers, directors, shareholders, agents, employees and representatives (collectively, "Seller's Affiliates") from and against all Losses incurred by, imposed upon or asserted against Seller or Seller's Affiliates, arising from, or attributable to, any of the following.

          (a) a breach of, or failure to perform any of Buyer's or GNC's representations, warranties, covenants or agreements contained in this Agreement or in any of the documents executed in connection with this Agreement.

          (b) any failure to cause GNC to discharge or perform any obligations or covenants retained by GNC pursuant to this Agreement or otherwise.

          (c) any sales, use, transfer, excise, recording or documentary tax or similar tax (other than Seller's income taxes) relating to the sale of the Shares by Seller to Buyer or otherwise relating to the consummation of the transactions contemplated by this Agreement.

          (d) any products or other liability, obligation or claim relating to products manufactured or sold in connection with the Business of GNC or Buyer prior to, on or after the Closing.

        5.4 Defense of Claims. If any party ("Indemnified Party") receives notice of, or discovers, any claim or the commencement of any action for which the other party ("Indemnitor") is or may be liable under this Agreement ("Indemnified Claim"), the Indemnified Party shall promptly notify the Indemnitor of such claim or action in writing and shall provide Indemnitor with copies of any pleadings or other documents evidencing such Indemnified Claim. The Indemnitor shall be entitled to participate in the defense of any Indemnified Claim, and, if it so elects, to assume the defense of the Indemnified Claim, with counsel reasonably satisfactory to the Indemnified Party. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defense, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Indemnified Claim, other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor. The assumption of the defense of any such Indemnified Claim shall not be deemed an admission by the Indemnitor that it is liable for any such Indemnified Claim. The Indemnitor may, at its election, settle or compromise any Indemnified Claim, but the Indemnified Party shall not settle or compromise any Indemnified Claim without the prior consent of the Indemnitor, unless the Indemnitor shall have failed or refused to assist the Indemnified Party in the defense of such Indemnified Claim or shall unreasonably withhold its consent to a proposed settlement or compromise of such claim. The parties shall use their best efforts to agree on whether indemnifiable damages exist, and if so, the amount. Any amounts determined to be owed shall be paid within 30 days of such determination. The parties agree to reasonably cooperate with each other in the defense of claims under this Agreement.

        5.5     Limitation of Liability.

                5.5.1 Seller's Limits. Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable to indemnify Buyer or any of Buyer's Affiliates, (i) for the first $25,000 in the aggregate of Buyer's and Buyer's Affiliates' Indemnified Claims; provided that this limitation shall not apply if Buyer's and Buyer's Affiliates' aggregate Indemnified Claims exceed $25,000, or (ii) with respect to any Indemnified Claim of Buyer or any of Buyer's Affiliates for which Seller has not received notice on or before the first annual anniversary of the Closing Date, or (iii) with respect to Buyer's and Buyer's Affiliates' aggregate Indemnified Claims in excess of $1,242,642 or the amount of cash actually received by Seller from Buyer pursuant to this Agreement, if less, or (iv) if the Closing occurs, for any incidental, consequential or lost profits damages (as opposed to out-of-pocket expenses), or (v) for any breach of any representation, warranty, covenant or agreement of Seller which is contrary to facts known to Buyer and/or Buyer's Affiliates on or before the Closing Date.

                5.5.2 Buyer's Limits. Notwithstanding anything in this Agreement to the contrary, Buyer and GNC shall not be liable to indemnify Seller or any of Seller's Affiliates, (i) for the first $25,000 in the aggregate of Seller's and Seller's Affiliates' Indemnified Claims; provided that this limitation shall not apply if Seller's and Seller's Affiliates' aggregate Indemnified Claims exceed $25,000, or (ii) with respect to Buyer's and Buyer's Affiliates' aggregate Indemnified Claims in excess of $1,242,642 or the amount of cash actually paid by Buyer to Seller, if less.

6.      OTHER COVENANTS AND AGREEMENTS.

        6.1 Sale Restrictions. Buyer shall not pledge, hypothecate, sell or otherwise transfer any of the Shares except, (i) pursuant to an effective registration statement under the Act and appropriate blue sky laws, or (ii) pursuant to exemptions from registration under the Act and appropriate blue sky laws.

        6.2 Performance of Obligations. Buyer shall cause GNC to perform all of its duties and obligations from and after the Closing Date, including, without limitation, all duties or obligations imposed pursuant to its existing liabilities and contracts or by any governmental body or agency or pursuant to any federal, state or local law, rule, regulation or ordinance, including, but not limited to, correction of any existing violations of any federal, state or local law, rule, regulation or ordinance, whether or not any of such duties, obligations or violations existed before the Closing Date.

        6.3 Brokerages. Except as expressly disclosed by Seller, all negotiations relative to this Agreement and the transactions contemplated in this Agreement have been carried on by the parties to this Agreement directly without the intervention of any person; and such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability by any party for any finder's fee, brokerage commission or other similar fee, which will be paid by Seller. Each party (the "Party") shall indemnify the other parties and hold them harmless from and against any claim for brokerage or finder's fees or other commissions resulting from actions of the Party which are not in accordance with the preceding sentence.

        6.4     Expenses.   Each party to this Agreement shall pay its own
expenses in connection with the negotiation, execution and performance of this Agreement, the transactions contemplated by this Agreement, and all things required to be done by them pursuant to this Agreement, including counsel fees, brokerage or financial advisor fees, filing fees and accounting fees, except as otherwise expressly provided in this Agreement. All sales, use, excise, transfer, recording and documentary taxes and similar taxes applicable to the conveyance or transfer of the Shares pursuant to this Agreement shall be paid by Buyer.

        6.5     No Disclosures.   The parties acknowledge and agree that the
negotiations and discussions between the parties with respect to this transaction have been confidential. Neither Buyer nor Seller shall make any public disclosure or publicity release pertaining to the existence or subject matter of this Agreement without the consent of the other parties; provided, however, that the parties shall be permitted to make such disclosure to the public or to governmental agencies as is reasonably deemed necessary to comply with the applicable securities laws or the policies of the American Stock Exchange or any other governmental agency as required in the recertification process or in the Business. Additionally, Buyer and Seller shall keep confidential all facts and information learned before the date of this Agreement that pertain in any way to any party to this Agreement.

        6.6     Plant Closing Liability.   Buyer and GNC shall take no action
after the Closing Date that will create any liability on the part of Seller to any of GNC's employees or to any unit of local government under the Workers Adjustment and Retraining Notification Act.

        6.7     Books and Records.   For a period of eight (8) years after the
closing, Buyer shall retain the books of account and other accounting and tax records relating to the conduct of the Business before the Closing. Seller shall have the right to examine such books and records transferred to Buyer, or at its own cost, to make extracts or copies therefrom, within such eight-year period during reasonable business hours, and during such other time as Buyer and Seller may agree. At least 30 days prior to the end of such eight-year period, or any subsequent retention period, Seller shall notify Buyer in writing whether either of them desires the further retention of any such records for any longer period, and, in the event either of them desires any of such records to be retained for any longer period, such records, at the option of Buyer, shall be either retained by Buyer or be promptly shipped to Seller at Seller's expense.

7.      MISCELLANEOUS.

        7.1     Notices.   Any notice or other communication required or which
may be given under this Agreement shall be in writing and either delivered personally to the addressee, telegraphed, telecopied or telexed to the addressee or mailed, certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or, if mailed, three (3) business days after the date of mailing, as follows:

                If to Seller:           Larizza Industries, Inc.
                                        201 W. Big Beaver Road
                                        Suite 1040
                                        Troy, MI 48084
                                        Attention: Ronald T. Larizza
                                        Telecopy Number: (810) 524-4996

                With a Copy to:         Honigman Miller Schwartz and Cohn
                                        2290 First National Building
                                        Detroit, MI 48226
                                        Attention: Patrick T. Duerr, Esq.
                                        Telecopy Number: (313) 962-1076

                If to Buyer:            General Nuclear Acquisition Corp.
                                        Shady Creek Road
                                        P.O. Box 400
                                        New Stanton, PA 15672

                With a Copy to:         Dino S. Persio, Esq.
                                        Smorto Persio Zadzilko Webb & McGill
                                        129 South Center Street
                                        Ebensburg, PA 15931

or to such other address as such party shall designate in writing delivered to the other parties to this Agreement.

        7.2 Entire Agreement. This Agreement (including the Exhibits to this Agreement) contains the entire agreement among the parties with respect to the purchase and sale of the Shares and the other transactions contemplated by this Agreement and supersedes all prior agreements, commitments and discussions, written or oral, with respect to such transactions, which are merged into this Agreement and shall be of no further force or effect.

        7.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties, or in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, nor shall any waiver on the part of any party of any right, power or privilege under this Agreement, nor any single or partial exercise of any right, power or privilege under this Agreement, preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege under this Agreement.

        7.4 Governing Law and Forum. This Agreement is being executed in the State of Michigan and shall be governed by and construed in accordance with the laws of the State of Michigan, except that if any provision of this Agreement would be illegal, void, invalid or unenforceable under such laws, in connection with a suit or proceeding validly instituted in another jurisdiction, then the laws of such other jurisdiction shall govern insofar as is necessary to sustain the validity or enforceability of the terms of this Agreement. Any action or proceeding in connection with this Agreement shall only be brought in a court of record of the State of Michigan, County of Oakland, Southern Division, or in the United States District Court for the Eastern District of Michigan, and Buyer, GNC and Seller consent to be subject to the personal jurisdiction of such courts.

        7.5 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

        7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        7.7 Exhibits. The Exhibits to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

        7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        7.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns; provided that the parties may not assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other parties, and any purported assignment or transfer by any party that is not in compliance with the foregoing is void.

        7.10 Severability. The provisions of this Agreement shall be deemed severable, and if any provision of this Agreement is determined to be illegal or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is determined to be illegal or invalid in its entirety, such illegality or invalidity shall have no effect on the other provisions of this Agreement, which shall remain valid, operative and enforceable.

        7.11 Survival of Provisions. The provisions and the rights and obligations of the parties set forth in Sections 5 and 6 shall survive the Closing and shall be binding upon and fully enforceable against the parties and their respective successors and assigns as applicable at all times on or after the Closing, in accordance with their terms, except as otherwise expressly provided by this Agreement.

        7.12 Acknowledgement. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE AND AGREE THAT THEY ARE SOPHISTICATED BUSINESS PEOPLE, THAT THEY HAVE SUFFICIENT KNOWLEDGE AND EXPERTISE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE MERITS AND RISKS ASSOCIATED WITH THE EXECUTION AND PERFORMANCE OF THIS AGREEMENT, INCLUDING THE EXHIBITS AND ALL RELATED DOCUMENTS AND AGREEMENTS (THE "RELATED AGREEMENTS"), THAT THEY HAVE FULLY READ AND FULLY UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT, THE ATTACHED EXHIBITS AND THE RELATED AGREEMENTS, THAT THEY HAVE BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL OF THEIR OWN CHOOSING AND THAT THEY

EXECUTE THIS AGREEMENT, THE EXHIBITS AND ALL RELATED AGREEMENTS, FREELY, WITHOUT DURESS OR COERCION AND WITH FULL KNOWLEDGE OF THE SIGNIFICANCE AND CONSEQUENCES.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LARIZZA INDUSTRIES, INC.
                                            Subscribed to and sworn to me
By: /s/ TERENCE C. SEIKEL                   this 1st day of June, 1995, at
   ---------------------------------        Oakland County, Michigan.
Its: CFO
    --------------------------------

                        "Seller"            /s/ JANICE K. HAGEN
                                            ---------------------------------
                                            My commission expires 4-8-96.

GENERAL NUCLEAR ACQUISITION CORP.           GENERAL NUCLEAR CORP.

By: /s/ RICKY LANG                          By: /s/ RICKY LANG
   ---------------------------------           ------------------------------
Its:  President                             Its:  President
    --------------------------------            -----------------------------

                        "Buyer"                                    "GNC"

Subscribed to and sworn to me               Subscribed to and sworn to me
this 1st day of June, 1995, at              this 1st day of June, 1995, at
Oakland County, Michigan.                   Oakland County, Michigan.


/s/ JANICE K. HAGEN                         /s/ JANICE K. HAGEN
------------------------------------        ---------------------------------
My commission expires 4-8-96.               My commission expires 4-8-96.



          JANICE K. HAGEN
 NOTARY PUBLIC-OAKLAND COUNTY, MICH.
   MY COMMISSION EXPIRES 04-08-96

                             EXHIBITS TO AGREEMENT


PAGE      SECTION
----      -------
2, 6      2.1.3         Consents and Approvals--Seller
3         2.1.4         Capitalization
3         2.1.7         Tax Liabilities
4, 7      2.2.3         Consents and Approvals--Buyer
8         4.2.3         Certificate of Buyer and Officers
